TECHNOLOGY TRANSFER AGREEMENT

TECHNOLOGY TRANSFER AGREEMENT, dated as of June 28, 1999, between
Dynamics Research Corporation, a Massachusetts corporation ("Seller"), and Amdocs Development Limited, a Cyprus corporation ("Purchaser").

Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all of Seller's rights of whatever kind and nature in the products referred to as Sleuth and Integrity + and any derivative work thereof (the "Products"), upon the terms and subject to the conditions of this Agreement. For purposes of this Agreement the term "Business" shall mean the Seller's telecommunications fraud control business.

Accordingly, the parties hereby agree as follows:

                                 ARTICLE I

                     Purchase and Sale of Acquired Assets

SECTION 1.01  Purchase and Sale

On the terms and subject to the conditions of this Agreement, at the Closing (as defined in Section 2.01), Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase and receive from Seller all the right, title and interest as of the Closing of Seller in, to and under the Acquired Assets (as defined in Section 1.02(a)), for (i) one million dollars ($1,000,000) (the "Initial Purchase Price"), and (ii) thirty percent (30%) of all license or sale fees or revenues, (but no more than a total aggregate amount of one million and eight hundred thousand dollars ($1,800,000)) received by Purchaser from the sale or license of Sleuth (or any succeeding product that has fraud functionality and that includes or is based on the Sleuth technology) during the period commencing on the Closing Date and ending three (3) years from the Closing Date (the "Subsequent Purchase Price", and together with the Initial Purchase Price the "Total Purchase
Price"), all payable as set forth in Section 2.02, and (iii) the assumption of the Assumed Liabilities (as defined in Section 1.03(a)). The purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities is referred to in this Agreement as the "Acquisition".

SECTION 1.02  Acquired Assets and Excluded Assets

(a)  The term "Acquired Assets" shall include:

     (i) all of Seller's right, title and interest in the Products (including any new version thereof released or otherwise delivered after the date hereof), and all of Seller's rights, title and interest in patents (including all reissues, divisions, continuations and extensions thereof), patent applications, patent rights, trademarks, trademark registrations, trademark applications, service marks, trade names, business names, brand names, copyrights, copyright registrations, designs, design registrations, and all rights to any of the foregoing ("Intellectual Property"), that are used, held for use or intended to be used with respect to the Products or any enhancement or upgrade or derivative work thereof (such Intellectual Property being the "Assigned Intellectual Property");

     (ii) all trade secrets, confidential information, inventions, know-how, source codes, formulas, processes, procedures, research records, records of inventions, test information, market surveys and marketing know-how of Seller that are used, held for use or intended to be used primarily in the operation or conduct of the Business and/or in the development of the Products to the extent embodied in tangible form in the Products or otherwise (the "Technology");

     (iii) all contracts, licenses, sublicenses, agreements and other binding arrangements, whether oral or written ("Assigned Contracts"), to which Seller is a party or by which Seller is bound that are listed in Schedule 3.05;

     (iv) all rights in and to Products sold, licensed, sublicensed or loaned out to other parties (the loaned out Products being listed on Schedule 1.02(iv);

     (v) all rights, claims and credits to the extent relating to any other Acquired Asset or any Assumed Liability, including any such items arising under insurance policies and all guarantees, warranties, indemnities and similar rights in favor of Seller in respect of any other Acquired Asset or any Assumed Liability; and

     (vi)  all goodwill generated by or associated with the Products.

(b) Notwithstanding the foregoing, Acquired Assets shall not include cash and accounts receivable arising out of or related to the Business and Seller shall retain the rights held by it prior to the Closing under any Assigned Contract providing it continuing indemnity and exculpation rights for pre-Closing occurrences for which Seller remains liable under this Agreement. Notwithstanding the foregoing, Acquired Assets shall include amounts payable to Seller under a two hundred thousand dollar ($200,000) invoice from Seller to Ameritech and any amounts received by Purchaser in respect of such invoice shall be Subsequent Purchase Price pursuant to Section 1.01 to this Agreement. Seller covenants that at the Closing Date it shall issue a letter to Ameritech requesting that all amounts payable under such invoice should be paid directly to Purchaser. In the event that Ameritech forwards the payment directly to Seller, Seller covenants to transfer such payment to Purchaser within 3 business days of the receipt by Seller of such payment from Ameritech.

SECTION 1.03  Assumption of Certain Liabilities

(a) Upon the terms and subject to the conditions of this Agreement, Purchaser shall assume, effective as of the Closing, and from and after the Closing Purchaser shall perform and discharge when due, all of Seller's commitments and obligations under the Assigned Contracts solely to the extent such obligations are described in Schedule 3.05. The liabilities, obligations and commitments of Seller that Purchaser is assuming pursuant to this
Section 1.03(a) are referred to herein as the "Assumed
Liabilities".

(b) Except as expressly set forth in this Agreement or in any other agreements executed and delivered with this Agreement (the "Ancillary Agreements"), and regardless of any disclosure to Purchaser, Purchaser shall not assume any of the following liabilities, obligations and commitments of Seller (the "Excluded Liabilities"), all of which shall be retained and paid, performed and discharged when due by Seller. The term "Excluded Liability" means:

     (i) any liability, obligation or commitment of Seller not specifically described in Section 1.03(a);

     (ii) any liability, obligation or commitment of Seller, whether express or implied, liquidated, absolute, accrued, contingent or otherwise, or known or unknown, matured or unmatured arising primarily out of the operation or conduct by Seller or any of its affiliates of any business other than the Business;

     (iii) any liability, obligation or commitment of Seller under any order not described in Schedule 3.05;

     (iv) any liability, obligation or commitment of Seller arising out of any actual or alleged breach by Seller of, or nonperformance by Seller under, any Assigned Contract prior to the Closing;

     (v)   any liability, obligation or commitment of Seller arising out of
           (A) any suit, action or proceeding ("Proceeding") pending or, to the knowledge of Seller, threatened as of the Closing Date or relating to any event that occurred prior to the Closing Date, or (B) any actual or alleged violation by Seller or any of its affiliates of any Applicable Law (as defined in Section 3.03) prior to the Closing;

     (vi) any liability, obligation or commitment for Taxes (as defined in Section 3.06), whether or not accrued, assessed or currently due and payable, (A) of Seller or (B) relating to the operation or ownership of the Business or its assets for any Tax period (or portion thereof) ending on or prior to the Closing Date;

     (vii) any liability, obligation or commitment for transfer, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes and real property transfer gains Taxes) and related amounts (including any penalties, interest and additions to Tax) incurred in connection with this Agreement, the Ancillary Agreements, the Acquisition and the other transactions contemplated hereby and thereby ("Transfer Taxes");

     (viii)any liability, obligation or commitment of Seller that relates to, or that arises out of, the employment or the termination of the employment with Seller of any employee or former employee of the Business (including as a result of the transactions contemplated by this Agreement).

SECTION 1.04   Consents of Third Parties

(a) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any asset or any claim or right or any benefit arising under or resulting from such asset if an attempted assignment thereof, without the consent of a third party, would constitute a breach or other contravention of the rights of such third party, would be ineffective with respect to any party to an agreement concerning such asset, or would in any way adversely affect the rights of Seller or, upon transfer, Purchaser under such asset. If any transfer or assignment by Seller to, or any assumption by Purchaser of, any interest in, or liability, obligation or commitment under, any asset requires the consent of a third party, then such assignment or assumption shall be made subject to such consent being obtained.

(b) If any such consent is not obtained prior to the Closing, Seller and Purchaser shall cooperate (at Seller's expense) in any lawful and reasonable arrangement under which Purchaser shall obtain the economic claims, rights and benefits under the asset, claim or right with respect to which the consent has not been obtained in accordance with this Agreement. Such reasonable arrangement may include (i) the subcontracting, sublicensing or subleasing to Purchaser of any and all rights of Seller against the other party to such third-party agreement arising out of a breach or cancellation thereof by the other party, and (ii) the enforcement by Seller of such rights. To the extent, and only to the extent, Purchaser is able to receive the economic claims, rights and benefits under such asset, Purchaser shall be responsible for the Assumed Liabilities, if any, arising under such asset.

                               ARTICLE II

                              The Closing

SECTION 2.01  Closing Date

Subject to the fulfillment of the conditions set forth in Article VI hereof, the closing of the Acquisition (the "Closing") shall take place at the offices of Amdocs (UK) Limited, at 10:00 AM on June 28, 1999, or at such other place, time and date as shall be agreed between Seller and Purchaser. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date".

SECTION 2.02  Transactions to be Effected at the Closing

At the Closing:

(a) Seller shall deliver to Purchaser (i) such appropriately executed deeds (in recordable form), bills of sale, assignments and other instruments of transfer relating to the Acquired Assets in form and substance reasonably satisfactory to Purchaser and its counsel, (ii) all source codes and documentation relating to the Acquired Assets (such items to be delivered to Purchaser at Purchaser offices in Cyprus), and (iii) such other documents as are required pursuant to
Article VI; and

(b) Purchaser shall deliver to Seller (i) payment, by wire transfer to Seller's bank account at State Street Bank & Trust Company, 225
Franklin Street, Boston, MA 02110, A.B.A #011000028, for: Dynamic Research Corporation Account # 2085-472-5, of immediately available funds in an amount equal to the Initial Purchase Price, (ii) such appropriately executed assumption agreements and other instruments of assumption providing for the assumption of the Assumed Liabilities in form and substance reasonably satisfactory to Seller and its counsel and (iii) such other documents as are required pursuant to Article
VI. After the Closing Date, Purchaser shall pay Seller within 30 days after the end of each calendar quarter in arrears any amounts payable to Seller pursuant to Section 1.01 in immediately available funds to Seller's account specified above or such other account as Seller may designate in accordance with this Agreement.

                               ARTICLE III

                   Representations and Warranties of Seller

Seller hereby represents and warrants to Purchaser, as of the date of this Agreement and as of the Closing Date, as follows:

SECTION 3.01  Organization, Standing and Power

Seller is duly organized, validly existing and in good standing under the laws of The Commonwealth of Massachusetts and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets relating to the Business and to conduct the Business as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect (i) on the Business or (ii) on the ability of Seller to perform its obligations under this Agreement and the Ancillary Agreements (a "Seller Material Adverse Effect"). Seller has delivered to Purchaser true and complete copies of the articles of organization and by-laws of Seller, in each case as amended through the date of this Agreement.

SECTION 3.02  Authority; Execution and Delivery; Enforceability

Seller has full power and authority to execute this Agreement and the Ancillary Agreements to which it is a party and to consummate the Acquisition and the other transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Seller of the Acquisition and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on Seller's part. Seller has duly executed and delivered this Agreement and prior to the Closing will have duly executed and delivered each Ancillary Agreement to which it is a party, and this Agreement constitutes, and each Ancillary Agreement to which it is a party will after the Closing constitute, a legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3.03  No Conflicts; Consents

Except as disclosed on Schedule 3.03, the execution and delivery by Seller of this Agreement do not, the execution and delivery by Seller of each Ancillary Agreement to which it is a party will not, and the consummation of the Acquisition and the other transactions contemplated hereby and thereby and compliance by Seller with the terms hereof and thereof will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of the Business under, any provision of (i) the articles of organization or by-laws of Seller, (ii) any contract to which Seller is a party or by which any of its properties or assets is bound or (iii) any judgment, order or decree ("Judgment") or statute, law, ordinance, rule or regulation ("Applicable Law") applicable to Seller or its properties or assets. Except as disclosed on
Schedule 3.03, no consent, approval, license, permit, order or authorization ("Consent") of, or registration, declaration or filing with, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") or any third party, is required to be obtained or made by or with respect to Seller in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement or the consummation of the Acquisition or the other transactions contemplated hereby.

SECTION 3.04  Intellectual Property

(a) Schedule 3.04 sets forth a true and complete list of all Intellectual Property, owned, used, filed by or licensed to Seller and used, held for use or intended to be used primarily in the operation or conduct of the Business, other than unregistered designs and copyrights that, individually and in the aggregate, are not material to the conduct of the Business as presently conducted. In addition, Schedule 3.04 sets forth a complete list of all maintenance agreements with respect to such Intellectual Property. With respect to all Assigned Intellectual Property that is registered or subject to an application for registration, Schedule 3.04 sets forth a list of all jurisdictions in which such Assigned Intellectual Property is registered or registrations have been applied for and all registration and application numbers. Except as set forth in Schedule 3.04, (i) all the Assigned Intellectual Property has been duly registered in, filed in or issued by the appropriate Governmental Entity where such registration, filing or issuance is necessary or appropriate for the conduct of the Business as presently conducted, (ii) Seller is the sole and exclusive owner of, and Seller has the right to use, execute, reproduce, display, perform, modify, enhance, distribute, prepare derivative works of and sublicense, all the Assigned
Intellectual Property and the consummation of the Acquisition and the other transactions contemplated hereby does not and will not conflict with, alter or impair any such rights, and (iii) Seller has not received any written or oral communication from any person asserting any ownership interest in any Assigned Intellectual Property.

(b) Except as set forth in Schedule 3.04, Seller has not granted any license of any kind relating to any Technology or Assigned Intellectual Property or the marketing or distribution thereof, except nonexclusive licenses to end-users in the ordinary course of business. Seller is not bound by or a party to any option, license or similar contract relating to the Intellectual Property of any other person for the use of such Intellectual Property in the conduct of the Business, except as set forth in Schedule 3.04. Except as set forth in Schedule 3.04, the conduct of the Business as presently conducted does not violate, conflict with or infringe the Intellectual Property of any other person. To the best of Seller`s knowledge, except as set forth in Schedule 3.04 (i) no claims are pending against Seller by any person with respect to the ownership, validity, enforceability or use in the Business of any Intellectual Property and (ii) Seller has not received any written or oral communication alleging that Seller or any of its affiliates has in the conduct of the Business violated any rights relating to Intellectual Property of any person.

(c) All material Technology has been maintained in confidence in accordance with protection procedures customarily used in the industry to protect rights of like importance. All former and current members of management and key personnel of the Business, including all former and current employees, agents, consultants and independent contractors who have contributed to or participated in the conception and development of material Technology (collectively, "Personnel"), have executed and delivered to the Seller or one of its affiliates a proprietary information agreement restricting such person's right to disclose proprietary information of Seller and its affiliates. All former and current Personnel either (i) have been a party to a "work-for-hire" arrangement or agreement with the Seller, in accordance with all Applicable Laws, that has accorded Seller full, effective, exclusive and original ownership of all tangible and intangible property thereby arising or (ii) have executed appropriate instruments of assignment in favor of Seller as assignee that have conveyed to Seller full, effective and exclusive ownership of all tangible and intangible property thereby arising.
To the best of Seller's knowledge, no former or current Personnel have any claim against Seller in connection with such person's involvement in the conception and development of any Technology and no such claim has been asserted or is threatened. To the best of Seller's knowledge, none of the current officers and employees of Seller has any patents issued or applications pending for any device, process, design or invention of any kind now used or needed by Seller in the furtherance of the Business, which patents or applications have not been assigned to Seller, with such assignment duly recorded in the United States Patent and Trademark Office.

SECTION 3.05  Contracts

(a) Schedule 3.05 sets forth a brief description of each Assigned Contract, indicating, in each case, the parties involved, the material terms of and the remaining obligations under the agreement. In addition, Schedule 3.05 sets forth a complete list of invoices outstanding or paid for Sleuth version 3.0 and 3.1 license fees. Except as set forth in Schedule 3.05, Seller is not a party to or bound by any contract that is used, held for use or intended for use primarily in, or that arises primarily out of, the operation or conduct of the Business and that is:

     (i) a license, sublicense, option or other contract relating in whole or in part to the Assigned Intellectual Property (including any license or other contract under which Seller is licensee or licensor of any Assigned Intellectual Property) or to any Technology, in each case other than non-exclusive licenses to end-users; or

     (ii) a contract for the sale of any Acquired Asset or the grant of any preferential rights to purchase any Acquired Asset or requiring the consent of any party to the transfer thereof.

(b) Except as set forth in Schedule 3.05, all Assigned Contracts listed in Schedule 3.05 are valid, binding and in full force and effect and are enforceable by Seller in accordance with their terms, subject to general principles of equity and insolvency, reorganization, moratorium, fraudulent transfer and other laws relating to or affecting creditors' rights generally. Except as set forth in
Schedule 3.05, Seller has performed all material obligations required to be performed by it to date under the Assigned Contracts, and it is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the knowledge of Seller, no other party to any Assigned Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. Complete and correct copies of all written Assigned Contracts listed in Schedule 3.05, together with all modifications and amendments thereto, have been delivered to Purchaser.

(c) Schedule 3.05 sets forth each Assigned Contract with respect to which the consent of the other party or parties thereto must be obtained by virtue of the execution and delivery of this Agreement or the consummation of the Acquisition to avoid the invalidity of the transfer of such Assigned Contract, the termination thereof, a breach, violation or default thereunder or any other change or modification to the terms thereof.

SECTION 3.06  Taxes

(a)  For purposes of this Agreement:

"Tax" means (i) any tax or other like assessment or charge of any kind whatsoever (including any tax imposed under Subtitle A of the Code and any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding tax on amounts paid, payroll, employment, excise, severance, stamp, capital stock, occupation, property, environmental or windfall profit tax, premium, custom, duty or other tax), together with any interest, penalty, addition to tax or additional amount due, imposed by any Governmental Entity (domestic or foreign) responsible for the imposition of any such tax (a "Taxing Authority"), (ii) any liability for the payment of any amount of the type described in clause (i) above as a result of a party to this Agreement being a member of an affiliated, consolidated or combined group with any other corporation at any time on or prior to the Closing Date and (iii) any liability of any person with respect to the payment of any amounts of the type described in clause (i) or (ii) above as a result of any express or implied obligation of such person to indemnify any other person.

"Code" means the Internal Revenue Code of 1986, as amended.

(b) Except as set forth in Schedule 3.06, (i) Seller, and any affiliated group, within the meaning of Section 1504 of the Code, of which Seller is or has been a member, has filed or caused to be filed in a timely manner (within any applicable extension periods) all material income Tax returns, reports and forms required to be filed by the Code or by applicable state, local or foreign Tax laws, (ii) all Taxes shown to be due on such returns, reports and forms have been timely paid in full or will be timely paid in full by the due date thereof, and (iii) no material Tax liens (other than liens for current Taxes not yet due and payable) have been filed and no material claims are being asserted in writing with respect to any Taxes.

(c) Except as set forth in Schedule 3.06, (i) neither Seller nor any of its affiliates has made with respect to Seller, or any assets of the Business, any consent under Section 341 of the Code, (ii) none of the Acquired Assets is "tax exempt use property" within the meaning of
Section 168(h) of the Code, and (iii) none of the Acquired Assets is a lease made pursuant to Section 168(f) (8) of the Internal Revenue
Code of 1954.

SECTION 3.07  Proceedings

There are no pending or to the knowledge of Seller, threatened Proceedings or claims with respect to which Seller has been contacted in writing by counsel for the plaintiff or claimant against or affecting any Acquired Asset. To the knowledge of Seller, Seller is not a party or subject to or in default under any Judgment applicable to any Acquired Asset or Assumed Liability. There is not any Proceeding or claim by Seller pending, or which Seller intends to initiate, against any other person in connection with the Products.

SECTION 3.08  Effect of Transaction

No employee, client, customer or other person having a material business relationship with the Business has informed Seller that such person intends to change such relationship in a material matter because of the purchase and sale of the Acquired Assets or the consummation of any other transaction contemplated hereby.

SECTION 3.09  Year 2000 Compliance

(a) Except as disclosed in Schedule 3.09, the latest versions of the Products are Year 2000 Compliant (as defined below). To the knowledge of Seller, any failure on the part of the customers of the Business to be Year 2000 Compliant by December 31, 1999, will not have a Seller Material Adverse Effect.

(b) The term "Year 2000 Compliant", with respect to a computer system or software program, means that such computer system or program: (i) is capable of recognizing, processing, managing, representing, interpreting and manipulating correctly date-related data for dates earlier and later than January 1, 2000 (including without limitation
9 September 1999 and 9 September 2000); (ii) has the ability to provide date recognition for any data element without limitation;
(iii) has the ability to continue functioning into and beyond the year 2000 without human intervention and without any change in operations associated with the advent of the year 2000; (iv) has the ability to interpret data, dates and time correctly into and beyond the year 2000; (v) has the ability not to produce non-compliance in existing data, nor otherwise corrupt such data, into and beyond the year 2000; (vi) has the ability to process correctly after January 1, 2000, data containing dates before that date; (vii) has the ability to distinguish between the year 2000 and the year 2001; (viii) has the ability to interface without any malfunction with any other Year 2000 Compliant system or software with which it is intended to be used; and (ix) has the ability to recognize all "leap year" dates, including February 29, 2000.

                              ARTICLE IV

                 Representations and Warranties of Purchaser

Purchaser hereby represents and warrants to Seller, as of the date of this Agreement and as of the Closing Date, as follows:

SECTION 4.01  Organization, Standing and Power

Purchaser is duly organized, validly existing and in good standing under the laws of Cyprus and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement and the Ancillary Agreements and to consummate the Acquisition and the other transactions contemplated hereby and thereby (a "Purchaser Material Adverse Effect").

SECTION 4.02  Authority; Execution and Delivery; and Enforceability

Purchaser has full power and authority to execute this Agreement and the Ancillary Agreements to which it is a party and to consummate the Acquisition and the other transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Purchaser of the Acquisition and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. Purchaser has duly executed and delivered this Agreement and each Ancillary Agreement to which it is a party, and this Agreement constitutes, and each Ancillary Agreement to which it is a party constitutes, a legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 4.03  No Conflicts; Consents

The execution and delivery by Purchaser of this Agreement do not, the execution and delivery by Purchaser of each Ancillary Agreement to which it is a party will not, and the consummation of the Acquisition and the other transactions contemplated hereby and thereby and compliance by Purchaser with the terms hereof and thereof will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of Purchaser or any of its subsidiaries under, any provision of (i) the charter or by-laws of the Purchaser or any of its subsidiaries, (ii) any contract to which Purchaser or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) any Judgment or Applicable Law applicable to Purchaser or any of its subsidiaries or their respective properties or assets. No Consent of, or registration, declaration or filing with, a Governmental Entity, is required to be obtained or made by or with respect to Purchaser in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement or the consummation of the Acquisition or the other transactions contemplated hereby and thereby.

SECTION 4.04  Availability of Funds

Purchaser has cash available or has existing borrowing facilities that together are sufficient to enable it to consummate the Acquisition.

                             ARTICLE V

                             Covenants

SECTION 5.01  Covenants of Seller Relating to Conduct of Business

(a) Except for matters set forth in Schedule 5.01 or otherwise expressly permitted by the terms of this Agreement, from the date of this Agreement to the Closing Seller shall conduct the Business in the ordinary course in substantially the same manner as previously conducted (including with respect to research and development efforts, advertising, promotions and capital expenditures) and use all commercially reasonable efforts to keep intact the Business and keep available the services of the current employees of the Business and preserve in all material respects the relationships of the Business with customers, suppliers, licensors, licensees, distributors and others with whom the Business. In addition (and without limiting the generality of the foregoing), except as set forth in Schedule 5.01 or otherwise expressly permitted or required by the terms of this Agreement, Seller shall not do any of the following in connection with the Business without the prior written consent of Purchaser:

     (i) Enter into any new contract or agree to perform any new work with respect to the Products;

     (ii) permit, allow or suffer any Acquired Asset to become subjected to any lien of any nature whatsoever; or

     (iii) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets that are material, individually or in the aggregate, to the Business;

(b) Advise of Changes. Until the Closing, Seller shall promptly advise Purchaser in writing of the occurrence of any matter or event that is material to the Business.

(c)  Affirmative Covenants.  Until the Closing, Seller shall, and
Seller shall cause its affiliates to:

     (i) maintain the Acquired Assets in the ordinary course of business in good operating order and condition, normal wear and tear excepted; and

     (ii) upon any damage, destruction or loss to any Acquired Asset, apply any and all insurance proceeds received with respect thereto to the prompt repair, replacement and restoration thereof to the condition of such Acquired Asset before such event or, if required, to such other (better) condition as may be required by Applicable Law.

(d) Consultation. In connection with the continuing operation of the Business between the date of this Agreement and the Closing, Seller shall use commercially reasonable efforts to consult in good faith on a regular and frequent basis with the representatives for Purchaser to report material operational developments and the general status of ongoing operations pursuant to procedures reasonably requested by Purchaser or such representatives. Seller acknowledges that any such consultation shall not constitute a waiver by Purchaser of any rights it may have under this Agreement, and that Purchaser shall not have any liability or responsibility for any actions of Seller or any of its officers or directors with respect to matters that are the subject of such consultations unless Purchaser expressly consents to such action in writing.

SECTION 5.02  No Solicitation

Seller shall not, nor shall it authorize or permit any officer, director or employee of or any investment banker, attorney, accountant or other representative retained by either of them to, (i) solicit, initiate or encourage any "other bid", (ii) enter into any agreement with respect to any other bid or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any other bid. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer of Seller, whether or not such person is purporting to act on behalf of Seller or otherwise, shall be deemed to be a breach of this
Section 5.02 by Seller. Seller promptly shall advise Purchaser orally and in writing of any other bid or any inquiry with respect to or which could lead to any other bid and the identity of the person making any such other bid or inquiry. As used in this Section 5.02, "other bid" shall mean any proposal to acquire in any manner the Products and/or any of the assets of the Business, other than with respect to the assets of the Business in the ordinary course of business.

SECTION 5.03  Access to Information

Seller shall afford to Purchaser and its counsel and other representatives reasonable access, upon reasonable notice during normal business hours during the period prior to the Closing, to all the personnel, properties, books, contracts, commitments and records of the Business or relating thereto, and during such period shall furnish promptly to Purchaser any information concerning the Business as Purchaser may reasonably request.

SECTION 5.04  Confidentiality

(a) Purchaser acknowledges that the information being provided to it in connection with the Acquisition and the consummation of the other transactions contemplated hereby is subject to the terms of a Non-disclosure Agreement dated as of March 16, 1999 between Purchaser and Seller (the "Non-disclosure Agreement"), a copy of which is attached hereto as Exhibit A. Effective upon, and only upon, the Closing, the Non disclosure Agreement shall terminate (with respect to information relating solely to the Business); provided, however, that Purchaser acknowledges that any and all other information provided to it by Seller or Seller's representatives concerning
Seller shall remain subject to the terms and conditions of the Nondisclosure Agreement after the Closing Date.

(b) Seller shall keep confidential, and cause its affiliates and their officers, directors, employees and advisors to keep confidential, all information relating to the Business, except as required by law or administrative process and except for information that is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section
5.04(b). The covenant set forth in this Section 5.04(b) shall terminate seven years after the Closing Date.

SECTION 5.05  Reasonable Efforts

(a) On the terms and subject to the conditions of this Agreement, each party shall use its commercially reasonable efforts to cause the Closing to occur, including taking all commercially reasonable actions necessary to comply promptly with all legal requirements that may be imposed on it or any of its affiliates with respect to the Closing. Without limiting the foregoing, each party shall use its commercially reasonable efforts to cause the Closing to occur on or prior to Closing Date.

(b) Prior to the Closing and for a period of 12 months thereafter, each party shall, and shall cause its affiliates to, use commercially reasonable efforts to obtain, and to cooperate in obtaining, all consents from third parties necessary or appropriate to permit the transfer of the Acquired Assets to, and the assumption of the Assumed Liabilities by, Purchaser; provided, however, that the parties shall not be required to pay or commit to pay any amount to (or incur any obligation in favor of) any person from whom any such consent may be required (other than nominal filing or application fees).

SECTION 5.06  Expenses; Transfer Taxes

(a) Whether or not the Closing takes place, and except as set forth in Sections 5.08 and 9.03 and Article VIII, all costs and expenses incurred in connection with this Agreement and the Ancillary
Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense, including all costs and expenses incurred pursuant to Sections 1.04 and 5.05.

(b) All Transfer Taxes applicable to the conveyance and transfer from Seller to Purchaser of the Acquired Assets and any other transfer or documentary Taxes or any filing or recording fees applicable to such conveyance and transfer shall be paid by Seller.
SECTION 5.07          Brokers or Finders
Each of Purchaser and Seller represents, as to itself and its affiliates, that no agent, broker, investment banker or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

SECTION 5.08  Post-Closing Cooperation

Purchaser and Seller shall cooperate with each other and shall cause their officers, employees, agents, auditors and representatives to cooperate with each other, for a period of 180 days after the Closing to ensure the orderly transition of the ownership of the Products from Seller to Purchaser and to minimize any disruption to the Business that might result from the transactions contemplated hereby. After the Closing, upon reasonable written notice, Seller shall furnish or cause to be furnished to Purchaser and its employees, counsel, auditors and representatives access, during normal business hours, to such information and assistance relating to the Business (to the extent within the control of such party) as is reasonably necessary for financial reporting, tax and accounting matters. After the Closing, upon reasonable written notice, Purchaser shall furnish or cause to be furnished to Seller and its employees, counsel, auditors and representatives access during normal business hours, to such information and assistance relating to the Business (to the extent within the control of Purchaser) as is reasonably necessary for financial reporting, tax and accounting matters.

SECTION 5.09  Publicity

No public release or announcement concerning the transactions contemplated hereby shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by law or the rules or regulations of any United States or foreign securities exchange, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that each of Seller and Purchaser may make internal announcements to their respective employees that are consistent with the parties' prior public disclosures regarding the transactions contemplated hereby after reasonable prior notice to and consultation with the other. Seller hereby acknowledges that Purchaser desires to make a public announcement regarding the transaction contemplated under this Agreement. Purchaser shall coordinate such public announcement with Seller.

SECTION 5.10  Agreement Not to Compete

(a) Seller understands that Purchaser shall be entitled to protect and preserve the going concern value of the Business to the extent permitted by law and that Purchaser would not have entered into this Agreement absent the provisions of this Section 5.10 and, therefore, for a period of five years from the Closing, Seller shall not, and shall cause each of its affiliates not to, directly or indirectly:

     (i) engage in activities or businesses, or establish any new businesses, worldwide that are substantially in competition with the Business, including (A) selling goods or services of the type sold or offered for sale by the Business, (B) soliciting any customer or prospective customer of the Business to purchase any goods or services sold by the Business from anyone other than Purchaser and its affiliates, and (C) assisting any person in any way to do, or attempt to do, anything prohibited by clause (A) or (B) above;

     (ii) solicit, recruit or hire any employees of the Business or persons who have worked for the Business;

     (iii) solicit or encourage any current or future employee of the Business or of any related business of the Purchaser to leave the employment of Purchaser;

     (iv) use confidential information relating to the Business for its own benefit or the benefit of any other person; and

     (v)   defame the Business or any of the Products.

(b) Notwithstanding any other provision of this Agreement, it is understood and agreed that the remedy of indemnity payments pursuant to Article VIII and other remedies at law would be inadequate in the case of any breach of the covenants contained in Section 5.10 (a). Purchaser shall be entitled to equitable relief, including the remedy of specific performance, with respect to any breach or attempted breach of such covenants.

SECTION 5.11  Further Assurances

From time to time, as and when requested by any party, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions (subject to Section 5.05), as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement, including, in the case of Seller, executing and delivering to Purchaser such assignments, deeds, bills of sale, consents and other instruments as Purchaser or its counsel may reasonably request as necessary or desirable for such purpose.
In addition, Seller covenants that all invoices listed on Schedule 3.05 or amounts to be invoiced referred to on such schedule are solely for work performed prior to the Closing Date and that Seller shall not issue any other invoices with respect to the Business after the Closing Date (other than for work performed prior to the Closing Date, which invoices can only be issued within thirty (30) days of the Closing Date). Notwithstanding the above, Seller shall not issue any invoices after the Closing Date with respect to licensee fees of the Products.

SECTION 5.12  Names Following Closing

Immediately following the Closing, Seller shall amend or terminate any certificate of assumed name or filings so as to eliminate its right to use the names Sleuth and Integrity +, or any name that, in the reasonable judgment of Purchaser, is confusingly similar to any such names, and Seller shall thereafter not use (for any purposes including other products and services) those names or other names acquired by Purchaser hereunder or names confusingly similar thereto.

SECTION 5.13  Reports

Upon Seller's request, Purchaser shall provide Seller, quarterly reports documenting in reasonable detail all licenses or sales of the Products or any succeeding product that has fraud functionality and that includes or is based on the Sleuth technology and licensing or sales fees or revenue therefrom until the earlier of, one million eight hundred thousand dollars ($1,800,000) has been paid to Seller as Subsequent Purchase Price or three (3) years shall have passed from the Closing Date. Such reports shall be prepared and certified by Purchaser's chief financial officer on behalf of Purchaser. Purchaser further agrees that, upon Seller's request, Purchaser shall cause the accounting firm of Ernst & Young LLP, New York office to deliver to Seller a letter stating that such accounting firm believes that the information contained in the above-mentioned reports is in accordance with generally accepted accounting principles and is accurate in all material respects.

                               ARTICLE VI

                          Conditions Precedent

SECTION 6.01  Conditions to Each Party's Obligation

The obligation of Purchaser to purchase and pay for the Acquired Assets and the obligation of Seller to sell the Acquired Assets to Purchaser is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Termination Agreement. The termination of the License Agreement dated as of April 18, 1996 and the License Agreement dated as of June 16, 1997, each between Seller and Pacific Bell and the release of Seller from any liability or obligation (other than confidentiality obligations) under said License Agreement in accordance with the terms of the Termination Agreement attached hereto as Exhibit B.

(b) Asset Purchase Agreement. The concurrent closing of the Asset Purchase Agreement dated as of the date hereof (the "Asset Purchase Agreement") between Seller and Amdocs Inc. a copy of which is attached as Exhibit C hereto.

(c) Waiver Letter. The receipt by Purchaser from Pacific Bell of a letter (the "Waiver Letter") waiving all future claims of whatever kind and nature with respect to the Products or any derivative work thereof (including any rights to royalty payments) and consenting to the transactions contemplated by this Agreement.

(d) Governmental Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity necessary for the consummation of the Acquisition shall have been obtained or filed or shall have occurred.

(e) No Injunctions or Restraints. No Applicable Law or Injunction enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the Acquisition shall be in effect.

SECTION 6.02  Conditions to Obligation of Purchaser

The obligation of Purchaser to purchase and pay for the Acquired Assets is subject to the satisfaction (or waiver by Purchaser) on or prior to the Closing Date of the following conditions:

(a) SBC and Pacific Bell Agreement. The concurrent closing of an agreement with SBC and Pacific Bell under which Purchaser acquires from SBC and Pacific Bell all of their rights, title and interest of whatever kind and nature in the Products.

(b) Representations and Warranties. The representations and warranties of Seller in this Agreement shall be true and correct in all material respects, as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects, on and as of such earlier date). Purchaser shall have received a certificate signed by an authorized officer of Seller to such effect.

(c) Performance of Obligation of Seller. Seller has performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller by the time of the Closing Date, and Purchaser shall have received a certificate signed by an authorized officer of Seller to such effect.

(d) Opinion of Seller's Counsel. Purchaser shall have received an opinion dated the Closing Date of Ropes & Gray, counsel to Seller, and substantially in the form of Exhibit D attached hereto. Purchaser shall have also received an opinion dated the Closing Date of Pryor Cashman Sherman & Flynn LLP, New York counsel to Seller, as to the enforceability of this Agreement under New York law.

(e) Absence of Proceedings. There shall not be pending or threatened any Proceeding (i) challenging or seeking to restrain or prohibit the Acquisition or any other transaction contemplated by this Agreement or the Ancillary Agreements or seeking to obtain from Purchaser or any of its subsidiaries in connection with the Acquisition any damages, (ii) seeking to prohibit or limit the ownership or operation by Purchaser or any of its subsidiaries of any material portion of the business or assets of Purchaser (including the Business), or to compel Purchaser or any of its subsidiaries to dispose of or hold separate any material portion of the business or assets of Purchaser (including the Business) or any of its subsidiaries, in each case as a result of the Acquisition or any of the other transactions contemplated by this Agreement, or (iii) seeking to impose limitations on ability of Purchaser to acquire or hold, or exercise full rights of ownership of, the Acquired Assets.

(f) Transfer Taxes. Seller has prepared, executed and filed all returns, questionnaires, applications or other documents regarding any Transfer Tax that is required to be filed by Seller prior to Closing and, when applicable, has paid all Transfer Taxes required to be paid by it.

(g) Consents. Seller shall have received, and delivered to Purchaser copies of, written consents from all third parties necessary or appropriate to effect the Acquisition (which consents the parties acknowledge are listed on Schedule 3.03 hereto), other than such consents the absence of which, individually or in the aggregate, could not reasonably be expected to have a Seller Material Adverse Effect.

(h) Other Documents. Seller has furnished to Purchaser such other documents relating to Seller's corporate existence and authority (including copies of resolutions of the board of directors of Seller), as Purchaser or its counsel may reasonably request.

(i) Acceptance by Purchaser's Counsel. The form and substance of all legal matters contemplated herein and of all documents delivered hereunder shall be reasonably acceptable to Amdocs' general counsel.

SECTION 6.03  Conditions to Obligation of Seller

The obligation of Seller to sell, assign, convey, and deliver the Acquired Assets is subject to the satisfaction (or waiver by Seller) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Purchaser made in this Agreement and the Ancillary Agreement shall be true and correct in all material respects, as of the date of hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects, on and as of such earlier date). Seller shall have received a certificate signed by an authorized officer of Purchaser to such effect.

(b) Performance of Obligations of Purchaser. Purchaser shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser by the time of the Closing, and Seller shall have received a certificate signed by an authorized officer of Purchaser to such effect.

(c) Transfer Taxes. Purchaser shall have prepared, executed and filed all returns, questionnaires, applications or other documents regarding any Transfer Tax that is required to be filed by Purchaser prior to Closing.

(d) Opinion of Purchaser Counsel. Seller shall have received an opinion dated the Closing Date of, Antis Triantafyllides & Sons, counsel to Purchaser, substantially in the form attached hereto as Exhibit E.

(e)  Acceptance by Seller's Counsel.   The form and substance of all legal
matters contemplated herein and of all documents delivered hereunder shall be reasonably acceptable to counsel to Seller.

SECTION 6.04  Frustration of Closing Conditions

Neither Purchaser nor Seller may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party's failure to act in good faith or to use its commercially reasonable efforts to cause the Closing to occur, as required by Section 5.05.

                               ARTICLE VII

                     Termination, Amendment and Waiver

SECTION 7.01  Termination

(a) Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Acquisition and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing:

     (i)   by mutual written consent of Seller and Purchaser;

     (ii) by Seller if any of the conditions set forth in Sections 6.01 or 6.03 shall have become incapable of fulfillment, and shall not have been waived by Seller;

     (iii) by Purchaser if any of the conditions set forth in Sections
           6.01 or 6.02 shall have become incapable of fulfillment, and shall not have been waived by Purchaser; or

     (iv) by Seller or Purchaser, if the Closing does not occur on or prior to July 15, 1999;
           provided, however, that the party seeking termination pursuant to clause (ii), (iii) or (iv) is not primarily responsible for such failure by itself being then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

(b) In the event of termination by Seller or Purchaser pursuant to this Section 7.01, written notice thereof shall forthwith be given to the other and the transactions contemplated by this Agreement shall be terminated, without further action by any party. If the transactions contemplated by this Agreement are terminated as provided herein:

     (i) Purchaser shall return all documents and other material received from Seller relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to Seller; and

     (ii) all confidential information received by Purchaser with respect to the businesses of Seller shall be treated in accordance with the Non-disclosure Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

SECTION 7.02  Effect of Termination

If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 7.01, this Agreement shall become null and void and of no further force and effect, except for the provisions of (i) Section 5.04 relating to the obligation of Purchaser to keep confidential certain information and data obtained by it from Seller, (ii) Section 5.06 relating to certain expenses, (iii) Section
5.07 relating to finder's fees and broker's fees, (iv) Section 7.01 and this Section 7.02 and (v) Section 5.09 relating to publicity. Nothing in this Section 7.02 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to seek specific performance by any other party of its obligations under this Agreement.

SECTION 7.03  Amendments and Waivers

This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. By an instrument in writing Purchaser, on the one hand, or Seller, on the other hand, may waive compliance by the other party with any term or provision of this Agreement that such other party was or is obligated to comply with or perform.

                              ARTICLE VIII

                            Indemnification

SECTION 8.01  Indemnification by Seller

(a) Seller shall indemnify Purchaser and its affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives against, and hold them harmless from, any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) ("Losses"), as incurred (payable promptly upon written request), arising from, in connection with or otherwise with respect to:

     (i) any breach of any representation or warranty of Seller that survives the Closing and is contained in this Agreement or in any certificate delivered in connection herewith (it being agreed and acknowledged by the parties that for purposes of Purchaser's right to indemnification pursuant to this Section
           8.01 the representations and warranties of Seller shall be deemed not qualified by any references therein to materiality generally or to whether or not any breach results or may result in a Seller Material Adverse Effect);

     (ii) any breach of any covenant of Seller contained in this Agreement;

     (iii) any Excluded Liability;

     (iv) the failure to comply with statutory provisions relating to bulk sales and transfers, if applicable; and

     (v) any fees, expenses or other payments incurred or owed by Seller to any brokers, financial advisors or comparable other persons retained or employed by it in connection with the transactions contemplated by this Agreement;

(b) Subject to the exclusions set forth in Section 8.01(c) below, Seller shall be liable under Section 8.01(a)(i) (excluding any liability for a breach of the representations and warranties contained in Sections 3.04 and 3.09 hereto), 8.01(a)(ii), 8.01
(a)(iv) and 8.01 (a)(v) in respect of Losses only to the extent that the aggregate of such Losses exceeds fifty thousand dollar ($50,000), in which case the Seller shall be liable under this
Section 8.01 for the amount of such Losses in excess of fifty thousand dollars ($50,000), up to a maximum aggregate amount of two million dollars ($2,000,000). Solely in respect of Seller's liability under Section 8.01(a)(i) (excluding any liability for a breach of the representations and warranties contained in Sections
3.04 and 3.09 hereto), 8.01(a)(ii), 8.01 (a)(iv) and 8.01 (a)(v),
Article VIII shall provide the sole and exclusive remedy for any Losses sustained or incurred by Purchaser or its successors and permitted assigns.

(c)  Notwithstanding the above, the limitations set forth in
Section 8.01(b) shall not apply to Seller's liability under Section
8.01 (a)(i) regarding the representations and warranties contained in Sections 3.04 and 3.09 and Section 8.01 (a)(iii) regarding the
Excluded Liabilities.

SECTION 8.02  Termination of Indemnification

The obligations of Seller to indemnify and hold harmless Purchaser, (i) pursuant to Section 8.01 (a)(i), shall terminate at the end of the survival period for the applicable representation or warranty and (ii) pursuant to the other clauses of Section 8.01 shall not terminate; provided, however, that Seller's obligations to indemnify and hold harmless shall not terminate with respect to any item as to which Purchaser shall have, before the expiration of the applicable survival period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) pursuant to
Section 8.03 to Seller.

SECTION 8.03  Procedures

(a) Third Party Claims. In order for Purchaser to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim made by any person against Purchaser (a "Third Party Claim"), Purchaser must notify Seller in writing of the Third Party Claim promptly following receipt by Purchaser of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent Seller shall have been actually and materially prejudiced as a result of such failure (except that Seller shall not be liable for any expenses incurred during the period in which Purchaser failed to give such notice). Thereafter, Purchaser shall deliver to Seller, promptly following Purchaser's receipt thereof, copies of all notices and documents (including court papers) received by Purchaser relating to the Third Party Claim.

(b) Assumption. If a Third Party Claim is made against Purchaser, Seller shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by Seller; provided, however, that such counsel is not reasonably objected to by Purchaser. Should Seller so elect to assume the defense of a Third Party Claim, Seller shall not be liable to Purchaser for any legal expenses subsequently incurred by Purchaser in connection with the defense thereof. If Seller assumes such defense, Purchaser shall have the right to participate in the defense thereof and to employ counsel (not reasonably objected to by Seller), at its own expense, separate from the counsel employed by Seller, it being understood that Seller shall control such defense. Seller shall be liable for the reasonable fees and expenses of counsel employed by Purchaser for any period during which Seller has not assumed the defense thereof. If Seller chooses to defend or prosecute a Third Party Claim, Purchaser shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon Seller's request) the provision to Seller of records and information that are reasonably relevant to such Third
Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not Seller assumes the defense of a Third Party Claim, Purchaser shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without Seller's prior written consent (which consent shall not be unreasonably withheld). If Seller assumes the defense of a Third Party Claim, Purchaser shall agree to any settlement, compromise or discharge of a Third Party Claim that Seller may recommend and that by its terms releases Purchaser completely in connection with such Third Party Claim and that would not be likely to set a precedential custom or practice adverse to the continuing business interest of Purchaser. Notwithstanding the foregoing, Seller shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by Purchaser in defending such Third
Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against Purchaser that Purchaser reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, Seller shall be entitled to assume the defense of the portion relating to money damages.

(c) Other Claims. In the event Purchaser should have a claim against Seller under Section 8.01 that does not involve a Third Party Claim being asserted against or sought to be collected from Purchaser, Purchaser shall deliver notice of such claim with reasonable promptness to Seller. Subject to Sections 8.02 and 8.04, the failure by Purchaser so to notify Seller shall not relieve Seller from any liability that it may have to Purchaser under Section 8.01, except to the extent Seller has been actually and materially prejudiced by such failure. If Seller does not notify Purchaser within ten (10) business days following its receipt of such notice that Seller disputes its liability to Purchaser under Section 8.01, such claim specified by Purchaser in such notice shall be conclusively deemed a liability of Seller under Section 8.01 and Seller shall pay the amount of such liability to Purchaser on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined.

SECTION 8.04  Survival of Representations

The representations and warranties contained in this Agreement (other than the representations and warranties contained in Sections 3.04 and 3.09) and in any certificate delivered in connection herewith shall survive the Closing for two (2) years after the Closing Date; provided, however, that the representation and warranty of Seller in Section 3.06 shall survive the Closing and shall continue in full force and effect for five (5) years. All covenants and agreements contained in this Agreement shall survive the Closing and remain in full force and effect forever. The representations and warranties in Sections 3.04 and 3.09 shall survive the Closing and remain in full force and effect forever.

                             ARTICLE IX

                         General Provisions

SECTION 9.01  Assignment

This Agreement and the rights and obligations hereunder shall not be assignable or transferable by a party (including by operation of law in connection with a merger or consolidation of a party) without the prior written consent of the other parties hereto. Notwithstanding the foregoing, Purchaser may assign its right to purchase the Acquired Assets or any portion thereof hereunder to an affiliate of Purchaser without the prior written consent of Seller, provided that Purchaser shall remain liable for all its obligations under this Agreement. Any attempted assignment in violation of this Section 9.01 shall be null and void.

SECTION 9.02  No Third-Party Beneficiaries

Except as provided in Article VIII, this Agreement is for the sole benefit of the parties hereto their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto, their successors and such assigns, any legal or equitable rights hereunder.

SECTION 9.03  Attorney Fees

A party in breach of this Agreement shall, on demand, indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement. The payment of such expenses is in addition to any other relief to which such other party may be entitled.

SECTION 9.04  Investigation; No Additional Representation
Seller has not made and is not making any representation, warranty, covenant or agreement, express or implied, with respect to the matters contained in this Agreement other than the explicit representations, warranties, covenants and agreements set forth herein. Purchaser acknowledges and agrees that it (i) has made its own inquiry and investigation into, and based thereon and on Seller representations, warranties and covenants contained in this Agreement has formed an independent judgment concerning the Acquired Assets and Business and (ii) has been furnished with or given adequate access to such information about the Acquired Assets and Business as it has requested.

SECTION 9.05  Notices

All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or facsimile, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

     (i)   if to Purchaser
           Amdocs Development Limited
           28 of October Street
           Lophitis Business Center
           P.O. Box 483 Limassol 3055
           Cyprus
           With a copy to:
           Antis Triantafyllides & Sons
           Triantafyllides Building
           Capital center- 9th floor
           P.O.Box 1255
           Nicosia
           Cyprus
           Attention: Stelios Triantafyllides

     (ii)  if to Seller,
           Dynamics Research Corporation
           60 Frontage Road
           Andover, MA 01810
           Telecopier: (978) 474-9204
           Attention: Albert Rand, Chief Executive Officer
           With a copy to:
           Ropes & Gray
           One International Place
           Boston, MA 02110
           Telecopier: (617) 951-7050
           Attention: Stephen A. Kaufman, Esq.
           Mary E. Weber, Esq.

SECTION 9.05  Interpretation; Exhibits and Schedules; Certain Definitions.

(a) The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or any Exhibit or Schedule to, this Agreement unless otherwise indicate.

(b)  For all purposes hereof:

"affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

"including" means including, without limitation.

"person" means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

"subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person or by another subsidiary of such person.

SECTION 9.06  Counterparts

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

SECTION 9.07  Entire Agreement

This Agreement, the Ancillary Agreements and the Non-Disclosure Agreement, along with the Schedules and Exhibits thereto, contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior or contemporaneous agreements and understandings relating to such subject matter. Neither party shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Ancillary Agreements or the Non-Disclosure Agreement.

SECTION 9.08  Severability

If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

SECTION 9.09  Consent to Jurisdiction

To the extent permitted by applicable law, each party irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement, any Ancillary Agreement or any transaction contemplated hereby or thereby. To the extent permitted by applicable law, each of Purchaser and Seller further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 9.09. To the extent permitted by applicable law, each of Purchaser and Seller irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, any Ancillary Agreement or the transactions contemplated hereby and thereby in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 9.10  Governing Law

This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

SECTION 9.11  Waiver of Jury Trial

Each party hereby waives to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement, any Ancillary Agreement or any transaction contemplated hereby or thereby. Each party (a) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into this Agreement and the Ancillary Agreements, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.11.

IN WITNESS WHEREOF, Seller and Purchaser have duly executed this Agreement as of the date first written above.


                                    Dynamics Research Corporation,

                                    By   /s/  Albert Rand
                                         Albert Rand
                                         President, Chief Executive Officer


                                    AMDOCS DEVELOPMENT LIMITED,

                                    By   /s/  Melinos Pissourios
                                         Melinos Pissourios
                                         General Manager